Exhibit 10.28

NON-EXCLUSIVE PATENT LICENSE AGREEMENT

between

MERCK & CO., INC.

and

REGENERON PHARMACEUTICALS, INC.

NON-EXCLUSIVE PATENT LICENSE AGREEMENT

     THIS AGREEMENT effective as of 18 August, 2003, (the “Effective Date”) between Merck & Co., Inc., a New Jersey corporation (“Merck”) and Regeneron Pharmaceuticals, Inc., a New York corporation (“Regeneron”).

Background:

Regeneron desires to obtain a non-exclusive license under the Patent Rights, upon the terms set out in this Agreement, and Merck desires to grant such a license.

Merck and Regeneron (each, a “Party”, and collectively, the Parties) agree as follows:

1.	DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1	“Affiliate” means (i) any corporation or business entity of which fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party; or (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of a Party; or (iii) any corporation or business entity of which fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a corporation or business entity described in (i) or (ii).

1.2	“Common Stock” is defined in Section 4.1.

1.3	“Field” means all uses of Products.

1.4	“Information” means any and all information and data, including without limitation all scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by or one behalf of one Party to the other Party in connection with this Agreement.

1.5	“Market Price” means (a) if the Common Stock is listed on a national securities exchange, the average of the high and low of the price per share of such security quoted by The Nasdaq Stock Market, Inc. (“NASDAQ”) or, if no such high and low prices are quoted by NASDAQ, the average of the closing bid and asked prices as officially reported on the principal national securities exchange on which such security is then listed or admitted to trading; or (b) if the Common Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the National Association of Securities Dealers, Inc., the average of the high and low trading price of the Common Stock.

1.6	“Net Sales” means the gross invoice price of Product sold by Regeneron and its Sublicensees to the first third party (other than any Sublicensee) in an arm’s length transaction after deducting, if not previously deducted, from the amount invoiced or received:

(a) trade, cash and quantity discounts;

(b) returns, credits, rebates, chargebacks and other allowances;

(c) retroactive price reductions that are actually allowed or granted;

(d) sales commissions paid to independent third party distributors and/or selling agents;

(e) sales taxes, excise taxes, tariffs, duties and other governmental charges;

(f) freight and other transportation costs itemized in the invoice to the third party customer; and

(g) bad debt.

1.7	“Product” means any preparation for sale by prescription, over-the-counter, or any other method, containing one or more compounds that [************].

1.8	“Patent Rights” means those patents and patent applications listed on Schedule 1.8 and all Patents claiming priority thereto or arising therefrom. The term “Patent” includes patents and patent applications, whether domestic or foreign, including all provisionals, and all divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates of any such patents and patent applications.

1.9	“Rule 144” means Rule 144 under the Securities Act of 1933.

1.10	“Sales Date” means the date that Merck is first permitted to sell the shares under Rule 144 (or if such date is not a business day, the next succeeding business day).

1.11	“Shares” is defined in Section 4.1.

1.12	“Territory” means all of the countries in the world, and their territories and possessions.

1.13	“Valid Patent Claim” means a claim of an issued, or granted, and unexpired patent included within the Patent Rights, which has not been held revoked or unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and which decision is not appealable or has not been appealed within the time allowed for appeal; and which has not been admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or other proceeding.

2.	LICENSE

2.1 Non-exclusive License Grant

     Merck hereby grants to Regeneron a non-exclusive license in the Territory to practice under the Patent Rights to make, have made, use, import, sell and offer to sell Products in the Field. This license shall be non-transferable and non-sublicensable, except that Regeneron is entitled to grant sublicenses to practice under the Patent Rights (i) to its Affiliates, and (ii) to third parties, but solely to the extent necessary to enable such Affiliates and third parties to make, have made, use, import, sell and offer to sell Products in the Field together with Regeneron or on Regeneron’s behalf (entities in (i) and (ii) referred to as “Sublicensees”). Sublicensees include, as an example, third parties or Affiliates that license intellectual property rights to Products from Regeneron in addition to any sublicense under the Patents.

     If the making, having made, use, offer for sale, sale or import by Regeneron or its Sublicensees of Axokine® or an Axokine derivative for treating obesity or obesity related disorder would infringe during the term of this Agreement a method or use claim which Merck (or any of its Affiliates) owns on the Effective Date and which claim is not covered by the grant in Section 2.1, Merck hereby grants to Regeneron to the extent Merck (or its Affiliate) is legally able to do so, a non-exclusive license in the Territory under such claim solely for Regeneron and its Sublicensees to develop, make, have made, use, sell, offer to sell or import Axokine or Axokine derivatives for such disorders, and in such case, such claim shall be treated as part of the Patent Rights licensed under this Agreement for all purposes, including royalty obligations. Merck agrees that neither it nor any of its Affiliates shall take any action that would restrict Merck’s ability to grant Regeneron the non-exclusive license referred to in this Section 2.1. For the purpose of this Section, the term “Axokine” shall have the meaning set out in Schedule 2.1.

2.2 Sublicensees

     If a Sublicensee sells Product, such sales by those Sublicensees shall be treated as Net Sales, and are subject to royalties under Article 4. Regeneron shall remain responsible for the performance of its Sublicensees. In the event of a material default by any Sublicensee under a sublicense, Regeneron will promptly notify Merck and take such action to remedy such default. In addition, all sublicenses must comply with the following requirements:

(a)	the sublicense is wholly consistent with the terms of this Agreement and in particular, such sublicense does not purport to extend or continue in any circumstances rights under the Patent Rights after this Agreement is effectively terminated;

(b)	the sublicense is in the English language, executed by the Sublicensee and giving its place of business;

(c)	the sublicense precludes the Sublicensee granting further sublicenses and the sublicense to the Patent Rights terminates automatically upon the termination of this Agreement;

(d)	the sublicense obliges the Sublicensee to maintain insurance in respect to its activities pursuant to their respective subicensees in a manner consistent with Regeneron’s obligations under Section 7.5; and

(e)	the sublicense provides an indemnity from the Sublicensee in favor of Merck and Merck Indemnitees to the same extent as the indemnity contained in Section 7.3, and the sublicense specifically agrees that it will not challenge the standing of Merck if its seek to rely on such indemnification.

A breach of any sublicense agreement by a third party Sublicensee shall not be deemed a breach by Regeneron under this Agreement that could give rise to termination under Section 6.4.

3.     CONFIDENTIALITY AND PUBLICATION

3.1 Nondisclosure Obligation

     All Information disclosed by or on behalf of one Party to the other Party under this Agreement shall be maintained in confidence by the receiving Party and shall not be disclosed to non-Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except to the extent that such Information:

(a)	is known by receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

(b)	is properly in the public domain;

(c)	is subsequently disclosed to the receiving Party by a third party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party;

(d)	is developed by the receiving Party independently of Information received from the disclosing Party, as documented by the receiving Party’s business records;

     Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

     If a Party is required by judicial or administrative process to disclose Information that is subject to the non-disclosure provisions of this Section 3.1, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-

use provisions of this Section 3.1, and the Party disclosing Information pursuant to law or court order shall take all steps reasonably necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Information.

3.2 Publicity/Use of Names

     No disclosure of the existence of, or the terms of, this Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, such permission not to be unreasonably withheld or delayed, and except as may be required by law. Notwithstanding the foregoing, Regeneron shall be permitted to disclose in its filings with the Securities and Exchange Commission (“SEC”) those terms of this Agreement which it reasonably determines are required to be disclosed by law and file a redacted version this Agreement with the SEC as an exhibit to such a filing. Merck shall have an opportunity to review and comment on such redacted version of this Agreement before it is filed with the SEC.

4.     PAYMENTS; ROYALTIES AND REPORTS

4.1 Consideration for License

     In consideration for the licenses granted in Section 2.1, upon the terms contained herein, Regeneron shall pay Merck the following compensation:

(a)	Within five business days of the Effective Date, Regeneron shall issue to Merck or its designee one hundred nine thousand four hundred fifty (109,450) authorized shares (the “Shares”) of Regeneron Common Stock, par value $0.001 per share (the “Common Stock”). The number of Shares determined by dividing one million five hundred thousand (1,500,000.00) by the Market Price of each Share of Common Stock on August 18, 2003, with the number of shares being rounded up the nearest whole number.

(b)	No later than ten business days after the Effective Date, Regeneron will deliver a certificate or certificates for the Shares issued to Merck (or its designee) pursuant to Section 4.1(a) of this Agreement. The Shares shall be registered in the name of Merck (or its designee).

(c)	[***********] upon approval from the relevant regulatory authority to market and sell a Product in the United States, France, Germany, Italy, Spain, or the United Kingdom (whichever approval is the first to occur). Regeneron shall promptly notify Merck of such approval, and deliver payment within thirty (30) days of such approval. This payment will be made only once, upon the first such approval, regardless of the number of times such regulatory approval is achieved.

4.2 Shares

     The certificate representing the Shares shall bear a legend substantially in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SHARES UNDER SUCH ACT OR AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY) THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

     In the event that the aggregate Market Price of the Shares on the Sales Date is less than one million five hundred thousand dollars ($1,500,000.00), and Regeneron did not previously exercise the Regeneron Buy Back Right, Merck shall notify Regeneron of the amount of such shortfall and within thirty (30) days of receipt of such notice, Regeneron shall make a cash payment to Merck (or its designee) for the difference between: (x) the aggregate Market Price of the Shares on the Sales Date; and (y) one million five hundred thousand dollars ($1,500,000.00). Merck and its Affiliates shall not be permitted to engage in any short sale or other hedging transaction (or similar purchase of derivative securities with respect to the Common Stock) without Regeneron’s prior consent, and any gain on such hedging transactions shall reduce the “shortfall” payment referred to above.

     In the event that the aggregate Market Price of the Shares on the Sales Date is greater than one million six hundred and fifty thousand dollars ($1,650,000.00) and Regeneron did not previously exercise the Regeneron Buy Back Right, within thirty (30) days of the Sales Date Merck shall, at its option and in its sole discretion, either: (a) make a cash payment to Regeneron in an amount equal to the difference between (x) one million six hundred and fifty thousand dollars ($1,650,000.00) and (y) the aggregate Market Price of the Shares on the Sales Date (such amount the “Excess Amount”); or (b) return to Regeneron a number of Shares equal to the Excess Amount divided by the Market Price of one share of Common Stock on the Sales Date; provided, that if this formula results in a fractional amount of shares, Merck shall round up to the nearest whole number of shares.

     Regeneron represents and warrants that the Shares issued to Merck shall be validly issued and fully paid and non-assessable, issued in compliance with all applicable federal and state securities laws and free from all liens. At Merck’s request, on or after the Sales Date, Regeneron will use all reasonable efforts to cause its transfer agent to comply with Merck’s(or its designee’s) request to transfer the Shares in accordance with Rule 144. Regeneron shall have the right at any time prior to the Sales Date to provide notice to Merck requiring Merck to sell the Shares to Regeneron for a purchase price equal to the greater of (a) one million five hundred thousand dollars ($1,500,000.00) and (b) the lesser of (x) the Market Price of the Shares on the date of such notice and (y) one million six hundred fifty thousand dollars ($1,650,000.00) (the “Regeneron Buy Back Right”). The settlement of the Share repurchase shall occur not later than ten (10) business days after the delivery of the Regeneron Buy Back Right notice to Merck.

4.3 Royalties

     Regeneron shall pay Merck royalties for the sale of Product whose production, use, sale, offer to sell, or import, would, but for the license granted in Section 2.1, infringe (either by direct, contributory, or inducement) a Valid Patent Claim. Solely for the purposes of this Agreement, there is a rebuttable presumption that the sale of a Product in the Territory is for the treatment of obesity. Without limitation, Regeneron shall be able to rely on a nationally recognized pharmaceutical sales data service, such as IMS Health, to rebut this presumption. Royalties shall be in an amount equal to:

(a)	[**********] of that portion of total annual Net Sales of Products by Regeneron or its Sublicensees that is less than or equal to [**********];

(b)	[**********] of that portion of total annual Net Sales of Products by Regeneron or its Sublicensees that is greater than [**********];

(c)	[**********] of that portion of total annual Net Sales of Products by Regeneron or its Sublicensees that is greater than [**********]; and

(d)	[**********] of that portion of total annual Net Sales of Products by Regeneron or its Sublicensees that is greater than [**********].

Annual Net Sales shall be determined on a calendar year basis (i.e., January 1 through December 31). By way of example, [****************.]

Royalties on each Product at the rate set forth above shall be effective as of the date of first commercial sale of Product and shall continue on a country-by-country basis until the expiration of the last Valid Patent Claim.

4.4 Payment Exchange Rate

     All payments to be made by Regeneron to Merck under this Agreement shall be made in United States dollars by bank wire transfer in immediately available funds to such bank account in the United States designated in writing by Merck from time to time. In the case of sales outside the United States, the rate of exchange to be used in computing the quarterly amount of currency equivalent in United States dollars due Merck shall be made at the rate of exchange published in The Wall Street Journal (National Edition) on the last business day of the calendar quarter in which Net Sales are calculated.

4.5 Reports, Payment of Royalty

     During the term of the Agreement following the first commercial sale of Product, Regeneron shall furnish to Merck a quarterly written report for each calendar quarter showing all Product Net Sales in the Territory for which a royalty is payable under Section 4.3 during the reporting period and the royalties payable under this Agreement. Reports shall be due on the sixtieth (60) day following the close of each calendar quarter following the first commercial sale of Product. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. Regeneron shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined. Merck and its agents shall treat all information provided to it under this Article IV as Regeneron’s Information.

Any income or other tax that Regeneron or its Sublicensees is required to withhold and pay with respect to royalties or other amounts payable under this Agreement shall be deducted from and offset against said payments prior to remittance to Merck; provided, however, that in regard to any tax so deducted, Regeneron or its Sublicensee shall give or cause to be given to Merck such assistance as may reasonably be necessary to enable Merck to claim exemption therefrom or credit therefore, and in each case shall furnish Merck proper evidence of the taxes paid on its behalf.

4.6 Audits

a)	Upon the written request of Merck, Regeneron shall permit an independent certified public accounting firm of nationally recognized standing selected by Merck and reasonably acceptable to Regeneron, at Merck’s expense, to have access (upon at least thirty (30) days prior written notice) during normal business hours to such of the records of Regeneron as may be reasonably necessary to verify the accuracy of the royalty reports for any year ending not more than thirty-six (36) months prior to the date of such request. No more than one such audit may occur during any twelve (12) month period. The accounting firm shall enter into a separate confidentiality agreement with Regeneron and shall disclose to Merck only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies.

b)	If such accounting firm correctly identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within thirty (30) days of the date Merck delivers to Regeneron such accounting firm’s written report. The fees charged by such accounting firm shall be paid by Merck, provided, however, that if audit uncovers an underpayment of royalties by Regeneron that exceeds the greater of [***********].

c)	Regeneron shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to make reports to Regeneron, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Merck’s independent accountant under the same conditions and to the same extent required of Regeneron under this Agreement.

5.     REPRESENTATIONS AND WARRANTIES; DISCLAIMER OF WARRANTIES

a)	Regeneron represents that it has the requisite corporate power and authority to execute and deliver this Agreement, and issue the Shares, and perform the transactions contemplated by this Agreement. The execution, delivery and performance by Regeneron of this Agreement and the issuance by Regeneron of the Shares each have been duly authorized by all necessary corporate, stockholder and other required action, as the case may be.

b)	Regeneron warrants that neither the execution, delivery or performance by Regeneron of this Agreement nor the consummation of the transactions contemplated hereby (A) will result in any breach of any provision of the charter or by-laws of the Regeneron; or (B) will result in any violation or breach of any law, regulation, order, judgment, writ, injunction, license, permit, agreement or instrument to which Regeneron (or any of its Affiliates) is subject.

c)	Merck represents that it has the requisite corporate power and authority to execute and deliver this Agreement, and grant the license described in Section 2.1. The execution, delivery and performance by Merck of this Agreement have been duly authorized by all necessary corporate action.

d)	Merck warrants that neither the execution, delivery or performance by Merck of this Agreement nor the consummation of the transactions contemplated hereby (A) will result in any breach of any provision of the charter or by-laws of Merck; or (B) will result in any violation or breach of any law, regulation, order, judgment, writ, injunction, license, permit, agreement or instrument to which Merck (or any of its Affiliates) is subject.

e)	Merck warrants to the best of its knowledge it is the owner of the Patent Rights licensed in this Agreement and that it has the authority to grant such license.

f)	DISCLAIMER: THE PATENTS RIGHTS ARE PROVIDED “AS IS” AND NEITHER PARTY NOR ITS AFFILIATES MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVERY OTHER THAN THOSE EXPRESSLY SET OUT IN THIS AGREEMENT. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUCTED AS A WARRANTY OR REPRESENTATION CONCERNING THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY PRODUCT DEVELOPED BY REGENERON AS A RESULT OF REGENERON’S USE OF THE PATENT RIGHTS, OR THE COMMERCIAL VALUE OR VALIDITY OF THE PATENT RIGHTS. EXCEPT ARISING FROM A BREACH OF ITS REPRESENTATIONS OR WARRANTIES CONTAINED HEREIN, MERCK AND ITS AFFILIATES WILL NOT BE LIABLE TO REGNERON FOR ANY DIRECT, CONSEQUENTIAL OR OTHER DAMAGES OR LOST PROFITS OR LOST BUSINESS OPPORTUNITY ALLEGEDLY SUFFERED BY REGENERON OR ANY OTHER RESULTING FROM ANY PRODUCT DEVELOPED BY REGENERON. MERCK EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE ACTIVITIES OF REGENERON PURSUANT TO THE LICENSE GRANTED HEREIN WILL NOT INFRINGE ANY PATENT OWNED BY A THIRD PARTY. THIS AGREEMENT SHALL NOT BE CONSTRUED AS AN ADMISSION OF ANY PARTY THAT ANY PATENT RIGHT IS OR IS NOT VALID, INFRINGED, OR ENFORCEABLE.

6.     TERM AND TERMINATION

6.1 Term and Expiration

     This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Sections 6.2, 6.3 or 6.4, this Agreement shall continue in effect until expiration of the last Valid Patent Claims.

6.2 Termination by Regeneron

     Notwithstanding anything contained herein to the contrary, Regeneron shall have the right to terminate this Agreement at any time in its sole discretion by giving ninety (90) days’ advance written notice to Merck. In the event of termination under this Section 6.2: (i) Regeneron shall pay all amounts then due and owing as of the termination date; and (ii) except for the surviving provisions set forth in Section 6.5, the rights and obligations of the Parties shall terminate as of the date of such termination.

6.3 Termination by Merck

     Notwithstanding anything contained herein to the contrary, if Regeneron or its Affiliates directly or indirectly challenges or assist any third party to challenge the validity of the Patent Rights, Merck is entitled to immediately terminate this Agreement under this Section 6.3; and (i) Regeneron shall pay all amounts then due and owing as of the termination date; and (ii) except for the surviving provisions set forth in Section 6.5, the rights and obligations of the Parties shall terminate as of the date of such termination. Regeneron shall include substantially similar restrictions in its sublicense agreements with Sublicensees. Notwithstanding the foregoing, nothing herein shall prohibit Regeneron or any of its Sublicensees from either (i) asserting any and all defenses available to it, including without limitation, assertions relating to the validity or enforceability of any Patent Right, in any suit or proceeding brought against it or its suppliers, distributors, Sublicensees, vendors or customers alleging the infringement of any Patent Right, or (ii) asserting any and all defenses, evidence and arguments, including without limitation, lack of patent ability of the subject matter of a count or claim and lack of support for a count or claim in an interference involving a Patent Right where the U.S. Patent Office on its own suggested a claim for the purposes of provoking an interference, and the actions described in this sentence shall not give Merck the right to terminate this Agreement.

6.4 Termination for Cause

This Agreement may be terminated at any time during the term of this Agreement:

a)	upon written notice by either Party if the other Party is in breach of its material obligations hereunder by causes and reasons within its control and has not cured such breach within ninety (90) days after notice requesting cure of the breach; provided, however, in the event of a good faith dispute with respect to the existence of a material breach, the ninety (90) day cure period shall be tolled until such time as the dispute is resolved pursuant to Section 7.10;

b)	by Merck upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by Regeneron; provided, however, in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if Regeneron consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

All rights and licenses granted under or pursuant to this Agreement to Regeneron are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (or any similar foreign legislation), licenses to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code (or any similar foreign legislation). The Parties agree that, to the extent permitted by law, Regeneron shall retain all licenses granted to it hereunder and may fully exercise all of its rights and elections under the applicable bankruptcy code, subject to the terms of this Agreement.

6.5 Effect of Expiration or Termination; Survival

     Upon termination of this Agreement under Section 6.2, 6.3 or 6.4, Regeneron’s license pursuant to Section 2.1 shall terminate. Expiration or termination of the Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. No termination of this Agreement shall relieve Regeneron of liability for any payment (including royalties for Products) accruing prior to the effective date of such termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination. The provisions of Article 3 shall survive the expiration or termination of the Agreement and shall continue in effect for ten (10) years. In addition, the provisions of Articles 1, 4 (including, for the avoidance of doubt, the obligations of the Parties under Section 4.2) 5, 6, and 7 shall survive any expiration or termination of this Agreement.

7.     MISCELLANEOUS

7.1 Force Majeure

     Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in performing any obligation under the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

7.2 Assignment/ Change of Control

     Merck is entitled to assign this Agreement, and shall provide Regeneron with written notice of any such assignment.. Regeneron is not entitled to assign or otherwise transfer this Agreement, or assign or transfer any right or obligation hereunder without the consent of Merck; provided, however, that Regeneron may, without such consent, assign the Agreement and its rights and obligations hereunder (i) to any Affiliate (provided that Regeneron shall remain responsible for the performance of such Affiliate), (ii) in connection with the transfer or sale of all or substantially all of its assets covered by or related to the license granted hereunder (which, as of the Effective Date, shall be deemed to include all of Regeneron’s intellectual property related to AXOKINE), or (iii) in the event of a “Change of Control”. Any attempted assignment not in accordance with this Section shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under the Agreement. For purposes of this Section, a “Change of Control” shall be deemed to occur if Regeneron is involved in a merger, reorganization or consolidation, or if there is a sale of all or substantially all of Regeneron assets or business relating to this Agreement or if a person or group other than the current controlling person or group shall effectively acquire control of the management and policies of such Party. This Agreement shall be binding upon the successors and permitted assigns of a Party.

7.3 Indemnification

     Regeneron shall indemnify Merck and its Affiliates, and its and their employees, officers and directors (“Merck Indemnitees”) against, and hold Merck and such Merck Indemnitees harmless from, any and all losses from third party claims to the extent arising from:

(a)	a breach by Regeneron of any of its warranties or obligations under this Agreement;

(b)	the testing, development, commercialization and manufacture of Products by Regeneron or its agents, collaborators or Sublicensees;

(c)	the storage, use, sale, shipping and marketing of Products by Regeneron and its agents and collaborators; and

(d)	any representations, express, implied or statutory made by Regeneron or its agents as to the efficacy or safety of Products, or use to be made by any purchaser or consumer of Products including, without limitation, representations made by reference to the labeling or packaging of the Product.

Notwithstanding the foregoing, no Merck Indemnitee shall be entitled to indemnification under this Section 7.3 against any losses arising out of (i) a Merck Indemnitee’s negligence or willful misconduct, or (ii) a breach by Merck of any of its representations, warranties or obligations under this Agreement.

An Merck Indemnitee shall give prompt notice to Regeneron of any claim for which it may seek indemnification under this Section 7.3 and, provided that Regeneron is not contesting the indemnity obligation, shall permit Regeneron to control any litigation relating to such claim and disposition of any claim; provided, however, that Regeneron shall not settle or otherwise resolve any claim that would materially adversely affect the Merck Indemnitee, without prior approval of the Merck Indemnitee. The Merck Indemnitees shall cooperate with Regeneron in defense of any claim for which indemnification is sought under this Agreement and shall not settle or offer to settle any such claim without Regeneron’s prior written consent. If Regeneron elects to defend the claim, it shall not be responsible for attorneys’ fees incurred by the Merck Indemnitees, provided that the Merck Indemnitees shall have the right to retain their own counsel, at their own expense. The failure by the Merck Indemnitee to deliver notice to Regeneron within a reasonable time after it becomes aware of any claim for which it seeks indemnification, if prejudicial to the ability to defend such claim, shall relieve Regeneron of any liability to the Merck Indemnitees under this Section 7.3.

7.4 Liability

Merck Not Liable. Merck and its Affiliates are not liable (in contract or tort or otherwise) to compensate Regeneron for any loss howsoever suffered by Regeneron arising directly or indirectly from the use of the Patent Rights, except for losses arising from (i) any breach of this Agreement by Merck (including a breach of any Merck representation or warranty), or (ii) Merck’s (or its Affiliate’s) negligence or willful misconduct.

7.5 [*********]

7.6 Miscellaneous

Nothing in this Agreement shall be construed as: (a) an obligation to bring or prosecute actions or suits against third parties infringement; of (b) conferring by implications, estoppel or otherwise, any license or rights under any patents or intellectual property of Merck or its Affiliates other than the Patent Rights. Merck shall have the exclusive right to take action against any infringement of any of the Patent Rights, in its sole discretion. Regeneron shall cooperate reasonably in any action Merck (or its Affiliates) take against any infringement by a third party upon Merck’s request and at Merck’s expense; provided that nothing shall require Regeneron to authorize the disclosure of Information if it reasonably determines that such disclosure will harm its business.

7.7 Severability

     If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

7.8 Notices

     All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Regeneron, to:	Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, NY 10591-6707
Attention: President
Facsimile No.: [**********]

and:	Attention: Vice President and General Counsel
Facsimile No.: [**********]

if to Merck, to:	Merck & Co., Inc.
One Merck Drive
P.O. Box 100, WS3A-65
Whitehouse Station, NJ 08889-0100
Attention: Office of Secretary
Facsimile No.: [***********]

And	Merck & Co., Inc.
One Merck Drive
Attention: Vice President and Chief Licensing Officer
P.O. Box 100, WS2A-30
Whitehouse Station, NJ 08889-0100
Facsimile: [***********]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day; (b) on the business day after dispatch if sent by nationally-recognized overnight courier; and/or (c) on the fifth business day following the date of mailing if sent by mail.

7.9 Applicable Law

     The Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey and the patent laws of the United States without reference to any rules of conflict of laws or renvoi. The United Nations Convention on the Sale of Goods shall not apply.

7.10 Dispute Resolution

7.10.1	The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an “Excluded Claim” shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

7.10.2	The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business: within 30 days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within 30 days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

7.10.3	Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ and any administrative fees of arbitration.

7.10.4	Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

7.10.5	The parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither party may terminate the Agreement until final resolution of the dispute through arbitration or other judicial determination. The parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

7.10.6	As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) the validity or infringement of a patent; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

7.11 Entire Agreement; Amendments

     The Agreement contains the entire understanding of the Parties with respect to the licenses granted hereunder. All express or implied agreements and understandings, either oral or written, with regard to the Patent Rights and the licenses granted hereunder are superseded by the terms of this Agreement. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

7.12 Headings

     The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

7.13 Independent Contractors

     It is expressly agreed that Regeneron and Merck shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Regeneron nor Merck shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

7.14 Waiver

     The waiver by either Party hereto of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

7.15 Cumulative Remedies

     No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

7.16 Waiver of Rule of Construction

     Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

7.17 Counterparts

     The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

	MERCK & CO., INC.		REGENERON
PHARMACEUTICALS, INC.

By:	/s/ Richard N. Kender	By:	/s/ Murray A. Goldberg

	Richard N. Kender		Name: Murray A. Goldberg
	Vice President Business Development		Title: Senior Vice President,
	& Corporate Licensing		Finance & Administration

	August 18, 2003		August 18, 2003

	Date		Date

SCHEDULES

SCHEDULE 1.8 PATENT RIGHTS

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SCHEDULE 2.1

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